EXHIBIT 99.1

Epiq Systems Announces Appointment of

Douglas M. Gaston to its Board of Directors

Kansas City, KS (August 12, 2014) - Epiq Systems, Inc. (NASDAQ:EPIQ), a leading global provider of managed technology for the legal profession, today announced the appointment of Douglas M. Gaston as an independent director effective August 11.  Mr. Gaston recently retired as Regional Managing Partner for BKD, LLP, a national accounting and advisory firm, where he had been a partner for close to 25 years.

“I am delighted to welcome Doug to our Board of Directors,” said Tom W. Olofson, chairman and chief executive officer of Epiq Systems. “He brings exceptional management and financial experience from his long career at BKD, and our Board is looking forward to the contributions that he will provide as we continue to focus on delivering value for our clients and shareholders.”

Mr. Gaston holds a master’s degree in accounting from Kansas State University.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy, and class action and mass tort administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us at www.epiqsystems.com.

For more information

Lew Schroeber, Investor Relations

Telephone: 913-621-9500

Email:  ir@epiqsystems.com

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